Exhibit 4.3

FINANCIAL ADVISORY AGREEMENT

October 10, 2024

Trinity Biotech plc

Dear Louise Tallon:

          The purpose of this letter (the “Agreement”) is to confirm the engagement of Craig-Hallum Capital Group LLC (“Advisor”) by Trinity Biotech plc (the “Company”) to render financial advisory services to the Company.

1.          Engagement of Consultant.  The Company hereby engages Advisor and Advisor hereby agrees to render services on a non-exclusive basis to the Company as a corporate finance consultant.

2.          Services.  During the term of this Agreement, Advisor shall provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and private and public equity and debt financing, and such other matters as the parties may mutually agree to with respect to the Company’s financial interests and needs.  Such advice and consultation is hereinafter referred to as “Financial Services”.  The Financial Services shall be provided to the Company in such form, manner and place as the parties mutually agree.  Advisor shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.  The Company acknowledges that Advisor and its affiliates may have and continue to have investment banking, advisory and other relationships with parties other than the Company pursuant to which Advisor may acquire information of interest to the Company. Advisor shall have no obligation to disclose such information to the Company, or to use such information in connection with the Financial Services.

3.          Term.  The term of this Agreement shall be a period commencing on the date of this Agreement and continuing through the earlier of January 31, 2025 or the completion of an equity offering (the “Offering”) (the “Term”).

4.          Compensation.  As compensation for the Financial Services, the Company shall pay US$1,124,500 to the Advisor within 5 business days of the date of this letter as a non-refundable retainer fee (the “Retainer”). The parties further agree that, from the date of this letter until the date on which it is discharged by the Company, the Retainer is and shall be a liability for a liquidated sum for the purposes of section 64(3)(c) of the Companies Act 2014 of Ireland and for all other purposes.

At the Company’s election, and without any prior notice to, or consent from, the Advisor, the Company may elect to discharge the Retainer in full by delivering or procuring the delivery of 650,000 American Depository Shares (“ADSs”) of the Company (the ADSs delivered to the Advisor, the “Shares”) to a DRS account maintained by the depositary for the Shares (the “Depositary”) on behalf of the Advisor.

Advisor represents and warrants that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Advisor represents and warrants that it shall acquire the Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares (this representation is not limiting Advisor’s right to sell the Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).  The Advisor understands that issuance of the Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, the DRS account representing such securities will be subject to a legend substantially similar to the following:

“THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

The DRS account evidencing the Shares shall not be subject to any legend (including the legend set forth above), (i) while a registration statement covering the resale of such Shares is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144 under the Securities Act, (iii) if such Shares have been held for  6 months and are eligible for sale under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (iv), the “Delegend Date”). The Company shall cause its counsel to issue a legal opinion to the Depositary promptly after the Delegend Date if required by the Company and/or the Depositary to effect the removal of the legend hereunder, or at the request of the Advisor.  The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than one (1) trading day (a day on which the ADSs are traded on the primary national market or exchange (“Trading Day”) following the date on which the Company has received of a written request from the Advisor (the “Legend Removal Date”) cause the Depositary to remove any legend from the DRS account maintained on behalf of the Advisor or, at the request of the Advisor, shall credit the account of the Advisor’s prime broker with the Depository Trust Company System as directed by the Advisor.  The Advisor covenants and agrees that, in the event that the Shares are delegended pursuant to clause (iii) above, it shall desist from selling any Shares during any periods that the Company is not then current in its filings under the Securities Exchange Act of 1934, as amended, until such time that the Company is then current in its filiings.

In addition to the Advisor’s other available remedies, the Company shall pay to Advisor, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Shares (based on the daily volume weighted average price of the ADSs (“VWAP”) on the date that notice is  submitted to the Depositary) to remove the restrictive legend from the Advisor’s DRS account, $5 per Trading Day (increasing to $10 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such Shares are delivered without a legend and (ii) if the Company fails to (a) cause the Shares in the DRS account maintained on behalf of the Advisor to be transferable  free from all restrictive and other legends (and such failure is not caused by an act or omission of the Advisor) and (b) if after the Legend Removal Date the Advisor purchases (in an open market transaction or otherwise) American Depositary Shares of the Company ( “ADSs”) required to be delivered in satisfaction of a sale by the Advisor of all or any portion of the number of ADSs that the Advisor anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Advisor’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (provided, the Advisor  exercises reasonable efforts to minimize the amount of such purchase price) over the product of (A) such number of Shares that the Company was required to deliver to the Advisor by the Legend Removal Date and for which the Advisor was required to purchase shares to timely satisfy delivery requirements, multiplied by (B) the weighted average price at which the Advisor sold that number of ADSs.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares.

The Company shall prepare and file with the Commission a registration statement (the “Resale Registration Statement”) relating to the resale of the Shares by the Advisor under the Securities Act on or before the 30th calendar day following the date hereof (the “Filing Date”) and use best efforts to cause such registration statement to be declared effective by the Commission as soon as practical following the date hereof (and in any event on or before December 15, 2024) (the “Effectiveness Date”).  The Company shall use best efforts to maintain effectiveness of the Resale Registration Statement at all times until the earlier of the date Advisor has sold all of the Shares or the date that the Shares may be sold pursuant to Rule 144 under the Securities Act (the “End Date”).   In the event that the Company fails to (i) file the Registration Statement on or before the Filing Date, (ii) have the Registration Statement declared effective by the Commission by the Effectiveness Date or (iii) maintain the effectiveness of the Resale Registration Statement until the End Date then, in addition to any other rights the Advisor  may have hereunder or under applicable law, on the Filing Date or the Effectiveness Date, if the Registration Statement has not been filed or declared effective by the Commission, as applicable, or on the date after the Effectiveness Date  and prior to the End Date that an effective Resale Registration Statement becomes unavailable (each such date in clauses (i)-(iii) being referred to herein as an “Event Date”) and on each monthly anniversary of such Event Date until the later of the date the Resale Registration Statement is filed or declared effective or available, as appliable, or the End Date, the Company shall pay to the Advisor an amount in cash, as partial or liquidated damages and not as a penalty, equal to the product of 7.5% multiplied by the aggregate value of the unsold Shares based on the closing price of the ADSs on the Trading Day prior to the date the Shares are issued to the Advisor; provided that the aggregate amount of liquidated damages payable hereunder shall not exceed 50% multiplied by the aggregate value of the unsold Shares based on the VWAP at the time of issuance to the Advisor.  If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Advisor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.  The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the Resale Registration Statement being filed, declared effective or made available again, as the case may be.

For so long as the Advisor holds the Shares, the Advisor shall not, on any single Trading Day, sell a number of ADSs constituting more than 20% of the trading volume of the ADSs on such Trading Day; provided, however, in the event that on an given Trading Day (a) VWAP exceeds US$2.00 (subject to adjustment for reverse stock splits and the like) and  (b) the  average daily dollar trading volume of the ADSs for the 30 days prior to such Trading Day is greater than US$350,000, Advisor shall be permitted to sell up to 50% of the trading volume of the  ADSs sold such Trading Day.

5.          Disclaimer of Responsibility for Acts of the Company.  The obligations of Advisor described in this Agreement consist solely of providing Financial Services to the Company.  In no event shall Advisor be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company.  The Company hereby acknowledges that Advisor is not a fiduciary of the Company.  All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates, and Advisor shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

6.          Confidentiality. Solely for use in connection with Advisor’s activities on behalf of the Company, the Company will furnish Advisor with all financial and other information regarding the Company that Advisor reasonably believes appropriate in connection with providing the Financial Services (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”).  Advisor shall at all times maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement or other duty to keep such Information confidential, shall disclose the Information only as authorized by the Company in writing or as required by law or by order of a governmental authority or court of competent jurisdiction.  In the event that Advisor is legally required to make disclosure of any of the Information, Advisor will give prompt notice to the Company prior to such disclosure, to the extent that Advisor can practically do so without violating any applicable law.

7.          Amendment.  No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

8.          Waiver.  Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.  A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

9.          Severability.  In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

10.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

11.          Governing Law and Arbitration.  The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York, without giving effect to its conflict of law principles or rules.

12.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

13.          Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Financial Services, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein with respect to the Financial Services.

Indemnification and Contribution

As a material part of the consideration for the agreement of Advisor to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Advisor and its affiliates, and their respective  directors, officers, employees, agents, and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended (15 USC §770), or Section 20 of the Securities Exchange Act of 1934, as amended (15 USC §78t) (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages, or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party in connection with the Agreement.  In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred.  Notwithstanding the foregoing, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage, or liability that is finally judicially determined to have resulted primarily from the fraud, willful misconduct or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold it harmless (other than pursuant to the exceptions listed above), the Company shall contribute to the amount paid or payable by the Indemnified Party in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Advisor , on the other hand, in connection with the  services rendered by Advisor.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Advisor, on the other hand, in connection therewith, as well as any other relevant equitable considerations.  Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities, and expenses shall not exceed the amount of compensation actually received by Advisor under the Agreement.

The Company shall not effect any settlement or release from liability in connection with any third party claim for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Advisor (with such approval not to be unreasonably withheld or delayed) and does not include any admission of fault on the part of any Indemnified Person.  The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

CRAIG-HALLUM CAPITAL GROUP LLC By: /s/ Rick Hartfiel Name: Rick Hartfiel Title: Head of Investment Banking

ACCEPTED & AGREED TO:

TRINITY BIOTECH PLC

By:  /s/ John Gillard
Name: John Gillard
Title: CEO